Exhibit 5.1


                             Opinion of Counsel





                                       December 12, 2000

Coach, Inc.
516 West 34th Street
New York, New York 10001

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have served as Maryland counsel to Coach, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 7,500,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement (the "Registration Statement"), filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Up to 6,879,030 of the Shares are issuable pursuant to the Company's 2000 Stock Incentive Plan (the "Incentive Plan"); up to 84,813 of the Shares are issuable pursuant to the Company's 2000 Non-Employee Directors Stock Plan, as amended (the "Non-Employee Director Plan"); up to 526,157 of the Shares are issuable pursuant to the Company's Executive Deferred Compensation Plan, as amended (the "Executive Plan"); and up to 10,000 of the Shares are issuable pursuant to the Company's Non-Qualified Deferred Compensation Plan for Outside Directors, as amended (the "Outside Directors Plan" and, together with the Incentive Plan, the Non-Employee Director Plan and the Executive Plan, the "Plans"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1. The Registration Statement;

        2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

        4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        5. Resolutions adopted by the Board of Directors of the Company relating to the adoption of the Plans, the execution, delivery and performance of the Agreement (as defined below) and the issuance and registration of the Shares (the "Director Resolutions"), certified as of the date hereof by an officer of the Company;

        6. Resolutions adopted by the sole stockholder of the Company relating to the approval of the Plans (the "Stockholder Resolutions" and, together with the Director Resolutions, the "Resolutions"), certified as of the date hereof by an officer of the Company;

        7. A copy of each of the Plans, certified as of the date hereof by an officer of the Company;

        8. A copy of the Employee Matters Agreement (the "Agreement"), dated as of August 24, 2000, between the Company and Sara Lee Corporation, certified as of the date hereof by an officer of the Company;

        9. A certificate executed by an officer of the Company, dated the date hereof; and

        10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

        1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

        2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

        5. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue, and the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter, the Agreement or the Plans.

        6. Each option, restricted stock unit, right or other security exercisable or exchangeable for a Share will be duly authorized and validly granted in accordance with the Agreement or the Plans, as the case may be, and exercised or exchanged in accordance with the terms of the Incentive Plan, the Non-Employee Director Plan, the Executive Plan or the Outside Directors Plan, as the case may be, including any option agreement entered into in connection therewith, at the time of any exercise of such option, restricted stock unit, right or other security.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2. The Shares are duly authorized for issuance and, when and to the extent issued in accordance with the Charter, the Resolutions and the Plans, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                             Very truly yours,

                             /s/ Ballard Spahr Andrews & Ingersoll, LLP